Exhibit 99.1

HESS MIDSTREAM LP

HESS MIDSTREAM LP REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2026

First Quarter 2026 Highlights:

•
Net income was $157.7 million. Net cash provided by operating activities was $253.3 million.
•
Net income attributable to Hess Midstream LP was $87.6 million, or $0.68 basic earnings per Class A share, after deduction for noncontrolling interests.
•
Adjusted EBITDA1 was $299.8 million and Adjusted Free Cash Flow1 was $237.0 million.
•
Completed accretive $42.0 million repurchase of Class A shares of Hess Midstream LP and $18.0 million repurchase of Class B units of Hess Midstream Operations LP.
•
Increased quarterly cash distribution to $0.7792 per Class A share for the first quarter of 2026, an increase of $0.0151 per Class A share for the first quarter of 2026 compared with the fourth quarter of 2025. This increase is supported by the reduction in total Hess Midstream LP shares and Hess Midstream Operations LP units following the accretive repurchases in the first quarter of 2026.
•
Throughput volumes decreased 5% for oil terminaling and 9% for water gathering compared with the prior-year quarter, primarily due to lower production. Throughput volumes increased 1% for gas processing compared with the prior‑year quarter, primarily due to higher third-party volumes.

Guidance:

•
Hess Midstream LP is updating its 2026 capital expenditures guidance to approximately $105 million and increasing its Adjusted Free Cash Flow guidance to $910 - $960 million as a result of lower capital expenditures and deferral of income tax payments.
•
Hess Midstream LP is reaffirming its full year 2026 throughput, net income and Adjusted EBITDA guidance.

HOUSTON, May 4, 2026—Hess Midstream LP (NYSE: HESM) (“Hess Midstream” or the “Company”) today reported first quarter 2026 net income of $157.7 million compared with net income of $161.4 million for the first quarter of 2025. After deduction for noncontrolling interests, net income attributable to Hess Midstream was $87.6 million, or $0.68 basic earnings per Class A share, compared with $0.65 basic earnings per Class A share in the first quarter of 2025. Hess Midstream generated Adjusted EBITDA of $299.8 million. Net cash provided by operating activities was $253.3 million and Adjusted Free Cash Flow was $237.0 million.

(1) Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Free Cash Flow after Distributions are non‑GAAP measures. Definitions and reconciliations of these non‑GAAP measures to the most directly comparable GAAP reporting measures appear in the following pages of this release.

“In the first quarter, we continued to execute on our operational priorities and delivered on our financial strategy,” said Jonathan Stein, Chief Executive Officer of Hess Midstream. “We are focused on safe, reliable and efficient execution, and have lowered our expected capital spend for the year, supporting additional Adjusted Free Cash Flow for continued shareholder returns and debt repayment.”

Hess Midstream’s results contained in this release are consolidated to include the noncontrolling interests in Hess Midstream Operations LP (the “Partnership”) owned by our Sponsor. References to “Sponsor” or “Sponsors” refer to (a) Hess Corporation (“Hess”) and Global Infrastructure Partners when referring to periods prior to May 30, 2025, (b) Hess from May 30, 2025, to July 17, 2025, and (c) Chevron from July 18, 2025. We refer to certain results as “attributable to Hess Midstream LP,” which exclude the noncontrolling interests in the Partnership owned by the Sponsors.

As used in this news release, the term “Chevron” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

Financial Results

Revenues and other income in the first quarter of 2026 were $390.1 million compared with $382.0 million in the prior‑year quarter. First quarter 2026 revenues included $30.6 million of pass-through electricity, produced water trucking and disposal costs and certain other fees compared with $25.5 million in the prior-year quarter. First quarter 2026 revenues and other income were up $8.1 million compared with the prior-year quarter, primarily due to higher tariff rates, third-party services and pass-through revenues, partially offset by lower throughput volumes. Total operating costs and expenses in the first quarter of 2026 were $152.0 million, up from $144.6 million in the prior-year quarter, primarily due to higher depreciation expense. Interest expense, net of interest income, in the first quarter of 2026 was $55.4 million, approximately flat compared with $56.4 million in the prior-year quarter.

Net income for the first quarter of 2026 was $157.7 million, or $0.68 basic earnings per Class A share, after deduction for noncontrolling interests, compared with $0.65 basic earnings per Class A share in the prior-year quarter. Substantially all of income tax expense was attributed to earnings of Class A shares reflective of Hess Midstream’s organizational structure. Net cash provided by operating activities for the first quarter of 2026 was $253.3 million.

Adjusted EBITDA for the first quarter of 2026 was $299.8 million. Adjusted Free Cash Flow for the first quarter of 2026 was $237.0 million.

At March 31, 2026, Hess Midstream had a drawn balance of $343.0 million on its revolving credit facility.

Operational Highlights

Throughput volumes decreased 5% for oil terminaling and 9% for water gathering compared with the first quarter of 2025, primarily due to lower production as a result of lower new-well activity. Throughput volumes increased 1% for gas processing in the first quarter of 2026 compared with the first quarter of 2025, primarily due to higher third-party volumes.

Capital Expenditures

Capital expenditures for the first quarter of 2026 totaled $10.4 million compared with $50.1 million in the prior‑year quarter, a 79% decrease resulting mainly from the completion of Hess Midstream's expansion of its gas compression capacity.

Quarterly Cash Distributions

On April 27, 2026, the Board of Directors of Hess Midstream’s General Partner declared a quarterly cash distribution of $0.7792 per Class A share for the first quarter of 2026, an increase of $0.0151 per Class A share as compared with the fourth quarter of 2025. This increase is supported by the reduction in total Hess Midstream LP shares and Hess Midstream Operations LP units following the accretive repurchases in the first quarter of 2026. The distribution is expected to be paid on May 14, 2026, to shareholders of record as of the close of business on May 7, 2026.

Updated Guidance

Hess Midstream now expects total capital expenditures of approximately $105 million in 2026. Hess Midstream no longer expects to pay income tax in 2026 and does not expect to pay material income taxes until after 2028 as a result of the recently issued Additional Interim Guidance Regarding the Application of the Corporate Alternative Minimum Tax. As a result, Hess Midstream is increasing its full year 2026 Adjusted Free Cash Flow guidance to $910 - $960 million and expects approximately $280 million Adjusted Free Cash Flow after Distributions1 at the midpoint of the updated guidance range after funding distributions that are targeted to grow at least 5% per annum on a distribution per Class A share basis. Hess Midstream continues to expect to generate approximately $1 billion of Adjusted Free Cash Flow after Distributions through 2028 that is expected to be available for incremental shareholder returns and debt repayment.

Hess Midstream is reaffirming its full year 2026 throughput, net income and Adjusted EBITDA guidance.

Year Ending
December 31, 2026
(Unaudited)
Financials (in millions)
Net income	$650 - 700
Adjusted EBITDA	$1,225 - 1,275
Capital expenditures	$105
Adjusted free cash flow	$910 - 960

Year Ending
December 31, 2026
(Unaudited)
Throughput volumes
Gas gathering - MMcf of natural gas per day	450 - 460
Crude oil gathering - MBbl of crude oil per day	115 - 125
Gas processing - MMcf of natural gas per day	435 - 445
Crude terminals - MBbl of crude oil per day	125 - 135
Water gathering - MBbl of water per day	125 - 135

Investor Webcast

Hess Midstream will review first quarter financial and operating results and other matters on a webcast today at 10:00 a.m. Eastern Time. For details about the event, refer to www.hessmidstream.com.

About Hess Midstream

Hess Midstream LP is a fee‑based, growth-oriented midstream company that owns, operates, develops and acquires a diverse set of midstream assets to provide services to Chevron, its subsidiaries, and third‑party customers. Hess Midstream owns oil, gas and produced water handling assets that are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota. More information is available at www.hessmidstream.com.

Non‑GAAP Measures

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), management utilizes certain additional non‑GAAP measures to facilitate comparisons of past performance and future periods. We define “Adjusted EBITDA” as reported net income (loss) before net interest expense, income tax expense (benefit), and depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as transaction costs, other income and other non‑cash and non‑recurring items, if applicable. We define “Adjusted Free Cash Flow” as Adjusted EBITDA less net interest, excluding amortization of deferred financing costs, cash paid for federal and state income taxes, capital expenditures and ongoing contributions to equity investments. We define “Adjusted Free Cash Flow after Distributions” as Adjusted Free Cash Flow less cash distributions to shareholders and to noncontrolling interest. We define “Gross Adjusted EBITDA Margin” as the ratio of Adjusted EBITDA to total revenues, less pass-through revenues. We believe that investors’ understanding of our performance is enhanced by disclosing these measures as they may assist in assessing our operating performance as compared to other publicly traded companies in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods, and assessing the ability of our assets to generate sufficient cash flow to make distributions to our shareholders. These measures are not, and should not be viewed as, a substitute for GAAP net income or cash flow from operating activities and should not be considered in isolation. Reconciliations of Adjusted EBITDA, Adjusted Free Cash Flow and Gross Adjusted EBITDA Margin to reported net income (GAAP), net cash provided by operating activities (GAAP) and gross margin (GAAP), respectively, are provided below. Hess Midstream is unable to project net cash provided by operating activities with a reasonable degree of accuracy because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occur. Therefore, Hess Midstream is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected Adjusted Free Cash Flow to projected net cash provided by operating activities without unreasonable effort.

	First Quarter
	(unaudited)
	2026	2025

(in millions)
Reconciliation of Adjusted EBITDA to net income:
Net income	$157.7	$161.4
Plus:
Depreciation expense	58.5	51.5
Interest expense, net	55.4	56.4
Income tax expense	28.2	23.0
Adjusted EBITDA	$299.8	$292.3

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to net cash provided by operating activities:
Net cash provided by operating activities	$253.3	$202.4
Changes in assets and liabilities	(4.2)	40.1
Amortization of deferred financing costs	(3.0)	(4.9)
Interest expense, net	55.4	56.4
Income from equity investments	3.2	3.4
Distribution from equity investments	(4.7)	(4.9)
Other	(0.2)	(0.2)
Adjusted EBITDA	$299.8	$292.3
Less:
Interest, net(1)	52.4	51.5
Capital expenditures	10.4	50.1
Adjusted Free Cash Flow	$237.0	$190.7

(1) Excludes amortization of deferred financing costs.

	First Quarter
	(Unaudited)
	2026	2025
(in millions, except ratios)
Reconciliation of Gross Adjusted EBITDA Margin to gross margin:
Income from operations	$238.1	$237.4
Total revenues	$390.1	$382.0
Gross margin	61%	62%

Income from operations	$238.1	$237.4
Plus:
Depreciation expense	58.5	51.5
Income from equity investments	3.2	3.4
Adjusted EBITDA	$299.8	$292.3

Total revenues	$390.1	$382.0
Less: pass-through revenues	30.6	25.5
Revenues excluding pass-through	$359.5	$356.5
Gross Adjusted EBITDA Margin	83%	82%

Guidance
Year Ending
December 31, 2026
(Unaudited)
(in millions)
Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to net income:
Net income	$650 - 700
Plus:
Depreciation expense	230
Interest expense, net	220
Income tax expense	125
Adjusted EBITDA	$1,225 - 1,275
Less:
Interest, net	210
Capital expenditures	105
Adjusted free cash flow	$910 - 960
Less:
Distributions(1)	655
Adjusted free cash flow after distributions(2)	$280

(1) Reflects targeted distributions

(2) Adjusted Free Cash Flow of approximately $935 million, at guidance midpoint, after funding targeted distributions

Cautionary Note Regarding Forward-looking Information

This press release contains “forward-looking statements.” Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “drive,” “could,” “may,” “should,” “would,” “enable,” “believe,” “intend,” “focus,” “potential,” “project,” “plan,” “trend,” “predict,” “will,” “target,” “opportunity” and similar expressions, and variations or negatives of these words, are intended to identify forward-looking statements, but not all forward-looking statements include such words.

Forward-looking statements relating to the Company’s operations, assets, and strategy are based on management’s current expectations, assessments, estimates, projections and assumptions about the industry. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and other factors, many of which are beyond the Company’s control and difficult to predict. Therefore, actual outcomes and results may differ materially from our current projections or expectations of future results expressed or forecasted by these forward-looking statements. Among the important factors that could cause actual results to differ materially from those in our forward-looking statements are: the ability of Chevron and other parties to satisfy their obligations to us, including Chevron's ability to meet its drilling and development plans on a timely basis or at all, its ability to deliver its nominated volumes to us, and the operation of joint ventures that we may not control; our ability to generate sufficient cash flow to pay current and expected levels of distributions; reductions in the volumes of crude oil, natural gas, natural gas liquids (“NGLs”) and produced water we gather, process, terminal or store; the actual volumes we gather, process, terminal or store for Chevron in excess of our MVCs and relative to Chevron's nominations; fluctuations in the prices and demand for crude oil, natural gas and NGLs; changes in global economic conditions and the effects of a global economic downturn or inflation on our business and the businesses of our suppliers, customers, business partners and lenders; our ability to comply with government regulations or make capital expenditures required to maintain compliance, including our ability to obtain or maintain permits necessary for capital projects in a timely manner, if at all, or the revocation or modification of existing permits; our ability to successfully identify, evaluate and timely execute our capital projects, investment opportunities and growth strategies, whether through organic growth or acquisitions; costs or liabilities associated with federal, state and local laws, regulations and governmental actions applicable to our business, including legislation and regulatory initiatives relating to environmental protection and health and safety, such as spills, releases, pipeline integrity and measures to limit greenhouse gas emissions and climate change; our ability to comply with the terms of our credit facility, indebtedness and other financing arrangements, which, if accelerated, we may not be able to repay; reduced demand for our midstream services, including the impact of weather or the availability of competing third-party midstream gathering, processing and transportation operations; potential disruption or interruption of our business due to natural and human causes beyond our control, such as accidents, severe weather events, labor disputes, political crises, information technology failures, constraints or disruptions and cyber-attacks; any limitations on our ability to access debt or capital markets on terms that we deem acceptable, including as a result of changes in credit ratings, weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation; risks and uncertainties associated with Hess’ integration with Chevron; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission.

Other unpredictable or unknown factors not discussed in this press release could also cause actual results to differ materially from those in our forward-looking statements. Caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date of this press release. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

For Hess Midstream LP

Investor Contact:

Jennifer Gordon

(212) 536-8244

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2026	2025	2025
Statement of operations
Revenues
Affiliate services	$373.1	$374.3	$388.4
Third-party services	15.6	6.7	14.7
Other income	1.4	1.0	1.1
Total revenues	390.1	382.0	404.2
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	85.6	85.6	92.8
Depreciation expense	58.5	51.5	54.2
General and administrative expenses	7.9	7.5	5.6
Total operating costs and expenses	152.0	144.6	152.6
Income from operations	238.1	237.4	251.6
Income from equity investments	3.2	3.4	3.3
Interest expense, net	55.4	56.4	56.7
Income before income tax expense	185.9	184.4	198.2
Income tax expense	28.2	23.0	30.2
Net income	$157.7	$161.4	$168.0
Less: Net income attributable to noncontrolling interest	70.1	89.8	74.7
Net income attributable to Hess Midstream LP	$87.6	$71.6	$93.3

Net income attributable to Hess Midstream LP per Class A share:
Basic	$0.68	$0.65	$0.72
Diluted	$0.68	$0.65	$0.72
Weighted average Class A shares outstanding
Basic	129.2	110.7	129.4
Diluted	129.2	110.8	129.4

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First Quarter 2026
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$197.9	$139.1	$36.1	$-	$373.1
Third-party services	6.2	9.3	0.1	-	15.6
Other income	-	-	1.4	-	1.4
Total revenues	204.1	148.4	37.6	-	390.1
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	49.7	29.3	6.6	-	85.6
Depreciation expense	37.7	16.4	4.4	-	58.5
General and administrative expenses	4.1	1.4	0.3	2.1	7.9
Total operating costs and expenses	91.5	47.1	11.3	2.1	152.0
Income (loss) from operations	112.6	101.3	26.3	(2.1)	238.1
Income from equity investments	-	3.2	-	-	3.2
Interest expense, net	-	-	-	55.4	55.4
Income before income tax expense	112.6	104.5	26.3	(57.5)	185.9
Income tax expense	-	-	-	28.2	28.2
Net income (loss)	112.6	104.5	26.3	(85.7)	157.7
Less: Net income (loss) attributable to noncontrolling interest	42.4	39.4	9.9	(21.6)	70.1
Net income (loss) attributable to Hess Midstream LP	$70.2	$65.1	$16.4	$(64.1)	$87.6

	First Quarter 2025
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$201.2	$143.6	$29.5	$-	$374.3
Third-party services	2.4	4.2	0.1	-	6.7
Other income	-	-	1.0	-	1.0
Total revenues	203.6	147.8	30.6	-	382.0
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	50.4	27.7	7.5	-	85.6
Depreciation expense	32.4	14.7	4.4	-	51.5
General and administrative expenses	3.0	1.7	0.3	2.5	7.5
Total operating costs and expenses	85.8	44.1	12.2	2.5	144.6
Income (loss) from operations	117.8	103.7	18.4	(2.5)	237.4
Income from equity investments	-	3.4	-	-	3.4
Interest expense, net	-	-	-	56.4	56.4
Income before income tax expense	117.8	107.1	18.4	(58.9)	184.4
Income tax expense	-	-	-	23.0	23.0
Net income (loss)	117.8	107.1	18.4	(81.9)	161.4
Less: Net income (loss) attributable to noncontrolling interest	57.3	52.0	9.0	(28.5)	89.8
Net income (loss) attributable to Hess Midstream LP	$60.5	$55.1	$9.4	$(53.4)	$71.6

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Fourth Quarter 2025
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$211.0	$146.4	$31.0	$-	$388.4
Third-party services	6.3	8.3	0.1	-	14.7
Other income	-	-	1.1	-	1.1
Total revenues	217.3	154.7	32.2	-	404.2
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	52.3	31.9	8.6	-	92.8
Depreciation expense	35.0	14.8	4.4	-	54.2
General and administrative expenses	2.3	1.4	0.3	1.6	5.6
Total operating costs and expenses	89.6	48.1	13.3	1.6	152.6
Income (loss) from operations	127.7	106.6	18.9	(1.6)	251.6
Income from equity investments	-	3.3	-	-	3.3
Interest expense, net	-	-	-	56.7	56.7
Income before income tax expense	127.7	109.9	18.9	(58.3)	198.2
Income tax expense	-	-	-	30.2	30.2
Net income (loss)	127.7	109.9	18.9	(88.5)	168.0
Less: Net income (loss) attributable to noncontrolling interest	48.2	41.4	7.2	(22.1)	74.7
Net income (loss) attributable to Hess Midstream LP	$79.5	$68.5	$11.7	$(66.4)	$93.3

HESS MIDSTREAM LP

SUPPLEMENTAL OPERATING DATA (UNAUDITED)

(IN THOUSANDS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2026	2025	2025

Throughput volumes
Gas gathering - Mcf of natural gas per day	438	431	456
Crude oil gathering - bopd	110	117	118
Gas processing - Mcf of natural gas per day	430	424	444
Crude terminals - bopd	119	125	122
NGL loading - blpd	15	14	16
Water gathering - blpd	115	126	124